UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-51592

                                 Shore Gold Inc.
             (Exact name of registrant as specified in its charter)

                          300, 224 - 4th. Avenue South
                             Saskatoon, Saskatchewan
                                 Canada S7K 5M5
                                 (306) 664-2202
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Shares, No Par Value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(i)      [ ]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6              [ ]


         Approximate number of holders of record as of the certification or
notice date:   294

         Pursuant to the requirements of the Securities Exchange Act of 1934, Shore Gold Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 6, 2006                     By:  /s/ HARVEY BAY
                                            -----------------------------
                                            Harvey Bay
                                            Chief Operating Officer and Chief
                                            Financial Officer